UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 1/16/2013

Commission File Number

001-34581

Kraton Performance Polymers, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300

Houston, TX 77032

(Address of principal executive offices, including zip code)

281-504-4700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company’s Current Report on Form 8-K filed on January 22, 2013 (the “Initial Report”) is being amended by this report to provide the remainder of the material terms of the company’s 2013 compensation program for the named executive officers and to report the amended structure of such program. As previously disclosed in the Initial Report, the Compensation Committee had approved business performance targets and a structure for the 2013 cash incentive program on January 16, 2013.

Establishment of Performance Targets for 2013 Cash Incentive Plan. On February 14, 2013, we amended the structure of the 2013 cash incentive program, approved the 2013 personal performance targets and approved the bonus multiple under the Kraton Performance Polymers Inc. 2013 Cash Incentive Plan for the Kraton Leadership Team, which includes our named executive officers.

For the bonus year ending December 31, 2013, we established the following Target Bonus amounts for our named executive officers:

Named Executive Officer	Target Bonus
Kevin M. Fogarty	1.0 x Base Salary
Stephen E. Tremblay	.65 x Base Salary
Holger R. Jung	.55 x Base Salary
Lothar P. F. Freund	.55 x Base Salary
G. Scott Lee	.55x Base Salary

Depending on the level of achievement of the business performance targets and the personal performance targets described below, each named executive officer’s actual bonus can be from zero to two times his target bonus.

We have established business performance targets for the Company and personal performance targets for each named executive officer and have assigned a percentage weighting to the achievement of each. Business performance targets will account for 85% of the cash incentive payment, and personal performance targets will account for 15%. The actual bonus earned will equal the sum of (a) the amount earned for achievement of business performance targets and (b) the amount earned for the achievement of personal performance targets, provided that if no bonus compensation is payable for the achievement of business performance targets, then no annual bonus compensation will be payable. Accordingly, the bonus for any given named executive officer will be calculated using the following formula when business performance targets are achieved at some positive level:

(0.85 x Business Factor) + (0.15 x Personal Factor) = Total Annual Cash Incentive

The business performance targets for 2013 are comprised of three performance measures, each of which has been assigned an individual weighting: achievement of adjusted EBITDA (EBITDA adjusted for certain non-cash and other items) (35%); achievement of operating cash flow (30%); and achievement of adjusted EBITDA at estimated current replacement cost (adjusted EBITDA net of the impact of the spread between the first-in first-out basis of accounting, under which we report our financial results, and the estimated current replacement cost basis of valuing our inventory and cost of goods sold) (35%).

The personal performance targets are comprised of a number of individualized performance measures within the executive’s area of management or control, such as strategic growth, safety performance, innovation, sales metrics and operational metrics, each of which is assigned a specified weighting.

Any such bonuses will be paid in cash, and the Company expects that such payments, if any, will be made in first quarter 2014, following determination of performance levels. Regardless of the level of achievement of the performance targets, our Compensation Committee reserves the discretion to reduce the bonus paid to named executive officers.

Establishment of NEO Base Compensation for 2013. On February 13 and February 14, 2013, we established annual base compensation for our executive officers, including our named executive officers. For 2013, Mr. Fogarty’s base compensation will be $800,000 (increased from $735,000), Mr. Tremblay’s will be $420,000 (increased from $395,000), Dr. Jung’s will be $361,000 (increased from $350,000) Dr. Freund’s will be $338,000 (increased from $325,000) and Mr. Lee’s will be $320,000 (increased from $300,000). Changes to base salary are effective April 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Performance Polymers, Inc.

Date: February 20, 2013	By:	/s/ Stephen E. Tremblay
Stephen E. Tremblay
Chief Financial Officer